Exhibit 23.5

CONSENT OF

GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

September 30, 2002

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265

Board of Directors

Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, California 90245

Re:	Amendment No. 4 to the Registration Statement as submitted on September 30, 2002 for HEC Holdings, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 28, 2001 with respect to the fairness to the holders of the Common Stock of Hughes Electronics Corporation, a Delaware corporation (“Hughes”), immediately prior to the Merger (as defined in such opinion letter), including, as applicable, (i) General Motors Corporation, a Delaware corporation and the parent of Hughes (“GM”), (ii) the holders of GM’s Common Stock, par value $1-2/3 per share (the “GM 1-2/3 Common Stock”), and (iii) the holders of GM’s Class H Common Stock, par value $0.10 per share (the “GM Class H Common Stock,” and, together with the GM 1-2/3 Common Stock, the “Common Shares”), of the Exchange Ratios (as defined in such opinion letter) pursuant to the Agreement and Plan of Merger dated as of October 28, 2001 by and between Hughes and EchoStar Communications Corporation, a Nevada corporation.

The foregoing opinion letter is provided for the information and assistance of the Boards of Directors of GM and Hughes in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions, “Summary - Fairness of the Transactions to GM Common Stockholders; Recommendation of the GM Board of Directors,” “The Transactions - GM Background and Considerations - GM’s Development of the Transactions,” “The Transactions - GM Background and Considerations - Recommendations of the Hughes Board of Directors, the GM Capital Stock Committee, and the GM Board of Directors; Fairness of the Transactions,” “The Transactions - GM Background and Considerations - Fairness Opinions of Hughes’ Financial Advisors - Goldman Sachs Fairness Opinion,” “The Transactions - GM Background and Considerations - Fairness Opinions of Hughes’ Financial Advisors - Joint Presentation of Hughes’ Financial Advisors,” and to the inclusion of the foregoing opinion in “Appendix C: Fairness Opinions” in the Consent Solicitation Statement/ Information Statement/ Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)